Exhibit 21
SUBSIDIARIES OF THE COMPANY:

Name	Jurisdiction of Incorporation
April Corporation	Colorado
Arden Park Ventures, LLC	Florida
Beazer Allied Companies Holdings, Inc.	Delaware
Beazer Clarksburg, LLC	Maryland
Beazer Commercial Holdings, LLC	Delaware
Beazer General Services, Inc.	Delaware
Beazer Homes Corp.	Tennessee
Beazer Homes Holdings Corp.	Delaware
Beazer Homes Indiana, LLP	Indiana
Beazer Homes Indiana Holding Corp.	Indiana
Beazer Homes Investments, LLC	Delaware
Beazer Homes Michigan, LLC	Delaware
Beazer Homes Sales, Inc.	Delaware
Beazer Homes Texas Holdings, Inc.	Delaware
Beazer Homes Texas, LP	Texas
Beazer Mortgage Corporation	Delaware
Beazer Realty Corp.	Georgia
Beazer Realty, Inc.	New Jersey
Beazer Realty Los Angeles, Inc.	Delaware
Beazer Realty Sacramento, Inc.	Delaware
Beazer Realty Services, LLC	Delaware
Beazer Title Agency of Arizona, LLC	Arizona
Beazer Title Agency of Nevada, LLC	Nevada
Beazer SPE, LLC	Georgia
Beazer/Squires Realty, Inc.	North Carolina
BH Building Products, LP	Delaware
BH Procurement Services, LLC	Delaware
Homebuilders Title Services of Virginia, Inc.	Virginia
Homebuilders Title Services, Inc.	Delaware
Paragon Title, LLC	Indiana
Security Title Insurance Company	Vermont
Texas Lone Star Title, LP	Texas
Trinity Homes, LLC	Indiana
United Home Insurance Company, A Risk Retention Group	Vermont